Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSP Inc.
Tel: 978.663.7598 ext. 1200
Fax: 978.455.3251

CSP Inc. Reports Third-Quarter Fiscal 2016 Financial Results
Lowell, MA, August 18, 2016 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions and purpose-built network adapters for diverse applications, today reported financial results for the third quarter of fiscal 2016 ended June 30, 2016.

The Company also announced that its board of directors has voted to pay its quarterly dividend of $0.11 per share to shareholders of record August 31, 2016 payable September 9, 2016.

Management Comments

“We performed well on both the top and bottom lines in the third quarter, as we continue to make excellent progress against our operational and strategic initiatives,” said President and Chief Executive Office Victor Dellovo. “Sales were up 21% in the third quarter, and we reported EPS of $0.32 versus $0.07 a year ago.

“In the High Performance Products Division, we received royalty revenue for three E-2D planes, as well as additional revenue from parts shipments to support future E-2D plane builds. Separately, we received product revenue from an existing international customer. In Q4, we expect to receive royalties from one E-2D plane, in line with our initial projections.

“In addition, our legacy Myricom product line, known as the Myricom ARC Series C-Class, continues to perform very well. During the quarter, we fully launched our next-generation FPGA network adapter product, branded as the ARC Series E-Class. The product has the industry’s best combination of high functionality along with low latency; which is crucial for the finance community focused on automated trading. For the remainder of fiscal year 2016, we are concentrating on ramping up the adoption of our ARC Series of 10GbE network adapters, not only in the finance markets but also in the packet capture and video broadcast markets.

“At our Technology Solutions Division, our core strategy continues to be increasing sales of managed services to generate higher-margin profits,” said Dellovo. “We are seeing steady progress on this front in the U.S. We are closing managed services deals at a greater frequency and the recurring revenue stream is increasing. In Germany, we are making tactical changes to drive higher managed services sales to augment the already strong advanced security sales. In the reorganized U.K. business, we are focused on building our sales pipeline while improving efficiency to drive better profitability.

“Looking ahead, we continue to be encouraged by the progress we are making in executing on our strategy across our businesses,” concluded Dellovo. “While we still have much work to do, the most significant changes to transform the business are in place, and we are beginning to see positive results and are looking to continue our momentum in Q4 and into fiscal 2017.”

Exhibit 99.1

Financial Results
For the third quarter of fiscal 2016, revenue was $26.9 million compared with $22.3 million in the third quarter a year ago.

Gross margin for the third quarter of fiscal 2016 grew to 26.8% from 23.6% for the prior-year period due to leverage on higher volumes.

Net income for the third quarter of fiscal 2016 was $1.3 million, or $0.32 per diluted share, compared with net income of $249,000, or $0.07 diluted per share, in the third quarter of fiscal 2015.

Cash and short-term investments increased to $11.6 million at the end of the third quarter of fiscal 2016 from $11.2 million at year end fiscal 2015.
Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 5:00 PM (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (888) 632-3384 or (785) 424-1675. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ: CSPI) maintains two distinct and dynamic divisions - High Performance Products and Technology Solutions - with a shared vision for technology excellence. CSPi’s High Performance Products division offers extreme-performance Ethernet products for diverse applications, including cybersecurity, financial trading, content creation/distribution, storage networking applications, as well computer signal processing systems. CSPi’s Technology Solutions division provides innovative technology solutions for network solutions, wireless & mobility, unified communications & collaboration, data center solutions, advanced security, along with professional and managed services across those technology focus areas. CSPi Technology Solutions works with the world’s leading IT software and infrastructure companies to create solutions for the unique IT requirements of its customers. For more information, please visit www.cspi.com.

Safe Harbor
The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those related to concentrating on ramping up the adoption of our ARC Series of 10GbE network adapters and in Q4 we expect to receive royalties from one E-2D plane. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2016	September 30, 2015
Assets
Current assets:
Cash and short-term investments	$11,590	$11,181
Accounts receivable, net	20,553	19,888
Inventories	5,615	5,749
Other current assets	3,662	3,264
Total current assets	41,420	40,082
Property, equipment and improvements, net	1,578	1,564
Other assets	5,401	5,350
Total assets	$48,399	$46,996

Liabilities and Shareholders’ Equity
Current liabilities	18,136	17,382
Pension and retirement plans	9,343	10,009
Non-current liabilities	20	15
Total Liabilities	27,499	27,406
Shareholders’ equity	20,900	19,590
Total liabilities and shareholders’ equity	$48,399	$46,996

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	For the three months ended,		For the six months ended,
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Sales:
Product	$20,345	$15,696	$58,320	$45,544
Service	6,567	6,591	19,407	16,050
Total sales	26,912	22,287	77,727	61,594

Cost of Sales:
Product	16,460	13,461	47,750	37,974
Service	3,247	3,560	11,249	10,356
Total cost of sales	19,707	17,021	58,999	48,330

Gross profit	7,205	5,266	18,728	13,264

Operating expenses:
Engineering and development	779	626	2,368	2,305
Selling, general & administrative	4,573	3,945	13,286	11,824
Total operating expenses	5,352	4,571	15,654	14,129

Operating income (loss)	1,853	695	3,074	(865)

Other income (expense), net	(76)	(113)	(165)	(275)

Income (loss) before income taxes	1,777	582	2,909	(1,140)
Income tax expense (benefit)	520	333	866	(277)

Net income (loss)	$1,257	$249	$2,043	$(863)

Net income (loss) attributable to common stockholders	$1,198	$240	$1,959	$(863)

Income (loss) per share - basic	$0.33	$0.07	$0.54	$(0.25)
Weighted average shares outstanding - basic	3,618	3,540	3,599	3,522

Income (loss) per share - diluted	$0.32	$0.07	$0.52	$(0.25)
Weighted average shares outstanding - diluted	3,743	3,633	3,733	3,522